EXHIBIT 4.3
             Certificate of Actions Taken by
               Steven G. Warshaw, President
          Pursuant to Authority Delegated by the
      Executive Committee of the Board of Directors
             and by the Board of Directors of
           Chiquita Brands International, Inc.,
                     in Approving the
            Terms of 10% Senior Notes due 2009



     Steven G. Warshaw, President of Chiquita Brands International, Inc., pursuant to authority delegated by the Executive Committee of the Board of Directors and by the Board of Directors, hereby approves the terms of the Company's 10% Senior Notes due 2009. This Certificate, referred to herein as a Certificate of Terms, shall constitute a "Board Resolution" as defined in the Indenture.

     The Company is authorized to issue, pursuant to its Registration Statement No. 333-00789 (the "Registration Statement") under the Securities Act of 1933 and in accordance with the Indenture dated as of February 15, 1994 (the "Indenture") between the Company and The Fifth Third Bank, as Trustee (the "Trustee"), as supplemented to date, a series of senior debt securities with the following terms:

     (1) The title of the series of senior debt securities shall be 10% Senior Notes due 2009 (the "Notes").

     (2) The aggregate principal amount of Notes which may be authenticated and delivered under the Indenture shall be $275,000,000; the aggregate principal amount of Notes being issued under the Registration Statement and which may be initially authenticated and delivered under the Indenture pursuant to this Certificate of Terms shall be $200,000,000 (the "Issued Notes").

     (3) The Notes shall mature on June 15, 2009.

     (4) Interest in respect of the Notes shall accrue at the rate of 10% per annum. Interest in respect of the Issued Notes shall accrue from June 22, 1999. Interest in respect of the Notes shall be payable on Interest
Payment Dates of June 15 and December 15 of each year, commencing, in the case of the Issued Notes, December 15, 1999. The Regular Record Dates for interest payable on Interest Payment Dates shall be June 1 and December 1, respectively.

     (5) In addition to payment by means provided in the Indenture, and subject to the provisions of Section (12) below, payments in respect of the principal of, premium, if any, Additional Amounts, if any, and interest on any Notes shall be payable at, and the Notes may be surrendered for registration of transfer or for exchange at, the office or agency of the Company maintained for such purposes, which initially shall be American Security Transfer Company, Limited Partnership d/b/a Securities Transfer Company, Cincinnati, Ohio.

     (6) Notices and demands to or upon the Company in respect of the Notes and the Indenture may be addressed to the Company at its principal executive offices, 250 East Fifth Street, Cincinnati, Ohio 45202, Attn:
General Counsel.

     (7) Each of the definitions set forth in Exhibit A attached to this resolution shall apply to the Notes and shall be deemed to be incorporated by reference into and made a part of this Certificate of Terms and, with respect to the Notes, of the Indenture.

     (8) The Notes are subject to redemption on the terms set forth in Exhibit B attached to this Certificate of Terms, which shall be deemed to be incorporated by reference into and made a part of this Certificate of Terms and, with respect to the Notes, of the Indenture. The Notes may also be subject to purchase by the Company prior to maturity, at the option of Holders, pursuant to Section 1014 of Exhibit C attached to this Certificate of Terms.

     (9) The Company shall have no sinking fund or analogous obligations in respect of the Notes.

      (10) Each of the covenants set forth in Exhibit C attached to this Certificate of Terms shall apply to the Notes and shall be deemed to be incorporated by reference into and made a part of this Certificate of Terms and, with respect to the Notes, of the Indenture.

      (11) The Notes shall rank pari passu with other existing and future unsecured senior indebtedness of the Company.

      (12) The Notes initially shall be issued in the form of one Global Note held in book-entry form; however, beneficial ownership interests in the Notes may be held by purchasers ("Beneficial Owners") in amounts of $1,000 and integral multiples thereof. The Global Note shall be issued in permanent form and shall be deposited with the Depository Trust Company or its nominee ("DTC"), as U.S. Depositary. For so long as DTC serves as U.S. Depositary, the provisions of the Letter of Representations, entered into between the Company and DTC, shall be applicable to the Notes. Beneficial Owners of Notes evidenced by the Global Note will not be considered Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder.

       (13) The Global Note representing the Notes shall be substantially in the form attached hereto as Exhibit D, with such changes as the officer executing the Global Note may approve, such approval to be conclusively evidenced by the execution thereof by manual or facsimile signature.

     All capitalized terms used but not defined in this Certificate of Terms, including Exhibits A, B, C and D to this Certificate of Terms, shall have the meanings set forth in the Indenture.



                              /s/ Steven G. Warshaw
                              ---------------------------
                              Name:     Steven G. Warshaw
                              Title:    President

                           Exhibit A
                           Definitions

     "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets of such Person.

     "Adjusted Consolidated Assets" on any date means the amount of (i) all assets of the Company and the Subsidiaries on a consolidated basis less (ii) all Indebtedness of Subsidiaries on a consolidated basis, in each case as determined as of the last day of the immediately preceding fiscal quarter in accordance with GAAP.

     "Calculation Date" has the meaning specified in the definition "Change of Control."

     "Change of Control" means an event or series of events by which (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than Permitted Lindner Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange
Act, except that a person shall be deemed to have "beneficial ownership" of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of all Voting Shares of the Company then outstanding, provided that the Permitted Lindner Holders "beneficially own" (as so defined) a lesser percentage of the Voting Shares than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; (ii) the Company consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which or as a result of which the outstanding Voting Shares of the Company are changed into or exchanged for cash, securities or other property, other than any such transaction (x) between the Company and a wholly-owned Subsidiary; (y) in which the holders of the outstanding Voting Shares of the Company immediately prior to the transaction, own, directly or indirectly, not less than a majority of the outstanding Voting Shares of the Surviving Entity immediately after the transaction in substantially the same proportion as before the transaction or (z) in connection with which the Permitted Lindner Holders have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Surviving Entity; (iii) the Company or any Subsidiary purchases or otherwise acquires, directly or indirectly, beneficial ownership of 40% or more of the Company's capital stock within any 12-month period; (iv) on any date, the individuals who at the beginning of the two-year period immediately preceding such date constituted the Company's Board of Directors (together with any new directors whose election by the Company's Board of Directors, or whose nomination for election by the Company's shareholders, was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or (v) on any day (a "Calculation Date") the Company makes any distribution or distributions of cash, property or securities (other than regular quarterly dividends, Common Stock, preferred stock which is substantially equivalent to Common Stock or rights to acquire such stock) to holders of Capital Stock of the Company or purchases or otherwise acquires Capital Stock (other than upon the conversion of a security convertible into Capital Stock) of the Company and the sum of the Fair
Market Value of such distribution or purchase, plus the Fair Market Value of all other such distributions and purchases which have occurred during the preceding 12-month period, exceeds 40% of the Fair Market Value of the Company's outstanding Capital Stock. This percentage is calculated on each Calculation Date by determining the percentage of the Fair Market
Value of the Company's outstanding Capital Stock as of such Calculation
Date which is represented by the Fair Market Value of the distributions and purchases which have occurred on such date and adding to that percentage all of the percentages which have been similarly calculated on the dates of all such distributions and purchases during the preceding 12-month period.

     "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

     "Comparable Treasury Issue" means the United States treasury security selected by an Independent Investment Banker as having a maturity comparable to the earliest optional redemption of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the earliest optional redemption of such Notes.
The Trustee, after consultation with the Company, shall select the Independent Investment Banker that will select the Comparable Treasury Issue.

     "Comparable Treasury Price" means, with respect to any Redemption Date for a redemption under Paragraph 2 of Exhibit B of this Certificate of Terms, (a) the yield for the Comparable Treasury Issue (expressed in each case as a yield to maturity) on the third business day preceding such Redemption Date, as set forth in the most recently published statistical release designated "H.15(519)" (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities" or
(b) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Quotations for such Redemption Date.

      "Consolidated Interest Expense" means for any period the sum of (i) the aggregate of the interest expense on Indebtedness of the Company and its Subsidiaries for such period, on a consolidated basis, plus (ii), without duplication, that portion of capital lease rentals of the Company and its Subsidiaries representative of the interest factor for such period, in each case as determined in accordance with GAAP.

     "Consolidated Net Income" means for any period the net income or loss of the Company and its Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP adjusted by excluding the after-tax effect of (i) net gains or losses in respect of dispositions of assets other than in the ordinary course of business, (ii) any gains or losses from currency exchange transactions not in the ordinary course of business consistent with past practice, (iii) the net income of any Subsidiary to the extent that dividends or distributions by such Subsidiary in the amount of such net income are restricted or prohibited and (iv) any gains or losses attributable to write-ups or write-downs of assets or liabilities other than in the ordinary course of business.

     "Consolidated Tax Expense" means for any period the aggregate of the federal, state, local and foreign income tax expense of the Company and its consolidated Subsidiaries for such period, determined in accordance with GAAP.

     "Disqualified Stock" has the meaning specified in Section 1012.

     "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors acting in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

     "Fixed Charge Coverage Ratio" means for any period the ratio of (i) the sum of Consolidated Net Income, Consolidated Interest Expense and Consolidated Tax Expense, plus all depreciation and, without duplication, all amortization, in each case, for such period, of the Company and its Subsidiaries on a consolidated basis, all as determined in accordance with GAAP, to (ii) Consolidated Interest Expense for such period; provided, however, that in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

     "Food-Related Businesses" means businesses or operations involving food or food products, including, without limitation, sourcing, processing, transportation, shipping and distribution, and related assets and infrastructure.

     "GAAP" or "generally accepted accounting principles" means generally accepted accounting principles as in effect and as implemented by the Company on the issue date of the Issued Notes.

     "Independent Investment Banker" means Lehman Brothers Inc., Salomon Smith Barney Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     "Intercompany Debt Obligations" means any Indebtedness of the Company or any Subsidiary which, in the case of the Company, is owing to any Subsidiary and which, in the case of any Subsidiary, is owing to the Company or any other Subsidiary.

     "Investment Grade" means BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's or any other Rating Agency permitted to be used.

     "Issued Notes" means $200,000,000 aggregate principal amount of Notes initially authenticated and delivered under the Indenture pursuant to this Certificate of Terms.

     "Makewhole Rate" means, with respect to any Redemption Date for a redemption under Paragraph 2 of Exhibit B of this Certificate of Terms, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a yield to maturity) equal to the Comparable Treasury Price for such Redemption Date.

     "Moody's" means Moody's Investors Services, Inc.

     "Notes" means the Company's 10% Senior Notes due 2009 issued under the Indenture.

     "Permitted Indebtedness" means (i) Indebtedness of the Company or any Subsidiary outstanding on the date of issuance of the Issued Notes;
(ii) the Issued Notes; (iii) Indebtedness of the Company not in excess of $250 million in principal amount outstanding at any time under revolving credit, term loan or bank facilities and any refinancings, replacements, renewals, extensions, substitutions, refundings, deferrals, restructurings, amendments, supplements or modifications of such Indebtedness; provided, however, that the proceeds of such Indebtedness referred to in this clause (iii) shall be invested in, or used in connection with, Food-Related Businesses; (iv) Indebtedness of a Subsidiary (including Acquired Indebtedness), which is non-recourse to the Company, the proceeds of which are or have been used for working capital purposes or for capital expenditures in Food-Related Businesses; (v) Acquired Indebtedness of a Subsidiary incurred in the acquisition of a Food-Related Business; provided, however, that (A) such Acquired Indebtedness is non-recourse to the Company and not incurred in contemplation of such acquisition and (B) the Company's Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such acquisition, on a pro forma basis after giving effect to such acquisition, exceeds the Company's Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such acquisition; (vi) Indebtedness of (A) the Company or any Subsidiary denominated in or measured by the currency of any country other than the United States, which Indebtedness is incurred for hedging purposes in the ordinary course of business consistent with past practice or (B) the Company or any other Subsidiary (in either case, other than for borrowed money) incurred in connection with Indebtedness of a Subsidiary referred to in clause (A) above which is (y) a guarantee of such Subsidiary Indebtedness, or (z) a reimbursement obligation relating to a letter of credit supporting such Subsidiary Indebtedness; (vii) Intercompany Debt Obligations; provided, however, that the obligations of the Company with respect to such Indebtedness shall be evidenced by an intercompany note and shall be subordinated in right of payment from and after such time as all Notes issued and outstanding shall become due and payable (whether at Stated Maturity, by acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; (viii) guarantees by a Subsidiary, which are non-recourse to the Company, of Indebtedness of a Person that is not the Company, another Subsidiary nor a Related Person; provided, however, that the aggregate amount of Indebtedness so guaranteed at any time shall not exceed $15 million principal amount outstanding; and provided, further, that the proceeds of such Indebtedness are or have been used by such Person in Food-Related Businesses; and (ix) additional Indebtedness of the Company (including Acquired Indebtedness) the aggregate principal amount of which outstanding at any time does not exceed 5% of Adjusted Consolidated Assets.

     "Permitted Liens" means (i) Liens existing on the date of the issuance of the Issued Notes on assets of the Company or any Subsidiary;
(ii) Liens on assets acquired after the date of the issuance of Issued Notes or Liens to secure the purchase price of assets to be acquired;
(iii) Liens on properties of any Subsidiary securing Indebtedness the proceeds of which are or have been used for working capital purposes or capital expenditures relating to Food-Related Businesses; (iv) Liens securing Indebtedness of (A) the Company or any Subsidiary denominated in or measured by the currency of any country other than the United States, which Indebtedness is incurred for hedging purposes in the ordinary course of business consistent with past practice and (B) the Company or any other Subsidiary, to the extent permitted under clause (vi)(B) of Permitted Indebtedness; (v) Liens of a Person existing at the time such Person becomes a Subsidiary or assumed in connection with the acquisition of assets of such Person; (vi) Liens on working capital assets; (vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of the foregoing; (viii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not overdue for a period of more than 90 days or being contested in good faith by appropriate proceedings; (ix) judgment Liens and other similar Liens arising in the ordinary course of business; provided, however, that the execution or other enforcement thereof is being effectively stayed, the claims secured thereby are being actively contested in good faith and by appropriate proceedings and the judgment would not otherwise constitute an Event of Default or an event which, after notice or lapse of time, or both, would become an Event or Default under the Indenture; (x) Liens securing Intercompany Debt Obligations; (xi) Liens for taxes not yet due or payable under law or being contested in good faith; (xii)
Liens upon property of a foreign Subsidiary to secure Indebtedness of that foreign Subsidiary; (xiii) Liens in accordance with customary banking practice to secure Indebtedness in connection with foreign trade; (xiv) easements, rights-of-way, restrictions and other similar encumbrances to the extent incurred in the ordinary course of business; (xv) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; and (xvi) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, interest rate, foreign exchange and commodity hedging transactions and other obligations of a like nature incurred in the ordinary course of business.

     "Permitted Lindner Holders" means, collectively, Carl H. Lindner, Robert D. Lindner, Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner, the respective estates, spouses, heirs, ancestors, lineal descendants, legatees and legal representatives of any of the foregoing and the trustee or other representative of any bona fide trust or other entity formed for estate or tax-planning purposes of which one or more of the foregoing are the sole beneficiaries or the grantors thereof or contributors thereto, American Financial Group, Inc., an Ohio corporation, or any entity of which any of the foregoing, individually or collectively, beneficially own more than 50% of the Voting Shares.

     "Primary Treasury Dealer" has the meaning specified in the definition of Independent Investment Banker.

     "Public Equity Offering" means an underwritten public offering of the Company's common stock, par value $.01 per share, pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any comparable registration procedure under a successor act.

     "Purchase Date" means a date fixed by the Company that is no earlier than 30 days and no later than 60 days after the mailing of notice to Holders of Notes of the occurrence of a Change of Control Triggering Event.

     "Rating Agencies" means S&P and Moody's or, if S&P or Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

     "Rating Category" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P, 1, 2 and 3 for Moody's or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

     "Rating Date" means the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

     "Rating Decline" means the occurrence of the following on, or within 30 days after, the earlier of (i) the occurrence of a Change of Control and (ii) the date of public notice of the occurrence of a Change of Control or of the public notice of the intention of the Company to effect a Change of Control (which 30 day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrading by any of the Rating Agencies): (a) in the event the Notes are rated by either Rating Agency on the Rating Date as Investment Grade, the rating of the Notes shall be reduced below Investment Grade by both Rating Agencies; or (b) in the event the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

     "Reference Quotations" means, with respect to each Independent Investment Banker and any Redemption Date for a redemption under Paragraph 2 of Exhibit B to this Certificate of Terms, the average, as determined by the Trustee, of the yields for the Comparable Treasury Issue (expressed in each case as a yield to maturity) quoted in writing to the Trustee by such Independent Investment Banker at 5:00 p.m. on the third business day preceding such Redemption Date.

     "Refinancing"  has the meaning specified in the definition
"Refinancing Indebtedness."

     "Refinancing Indebtedness" means any renewals, extensions, substitutions, refundings, refinancings, replacements, deferrals, restructurings, amendments, supplements or modifications of any Indebtedness (each, a "Refinancing") of the Company or any of its Subsidiaries outstanding on the date of the issuance of Issued Notes or other Indebtedness permitted to be incurred by the Company or any of its Subsidiaries pursuant to the terms of the Indenture (other than Indebtedness referred to in clauses (i), (iii), (iv), (v), (vi), (vii),
(viii) or (ix) of the definition of Permitted Indebtedness), but only to the extent that (i) the aggregate amount of Indebtedness represented thereby is not increased by such Refinancing, (ii) the Indebtedness incurred in such Refinancing is not incurred by a Subsidiary if the Company initially incurred the Indebtedness being renewed, extended, substituted, refunded, refinanced, replaced, deferred, restructured, amended, supplemented or modified and (iii) the Indebtedness incurred in such Refinancing is not incurred by the Company if a Subsidiary initially incurred the Indebtedness being renewed, extended, substituted, refunded, refinanced, replaced, deferred, restructured, amended, supplemented or modified, and such Indebtedness was non-recourse to the Company.

     "Related Person" means (i) any Affiliate of the Company, (ii) any Person who directly or indirectly holds 10% or more of any class of Capital Stock of the Company, (iii) with respect to any such Person who is a natural Person, any other natural Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin and (iv) any officer or director of the Company.

     "Restricted Payments" has the meaning specified in Section 1012.

     "S&P" means Standard and Poor's Rating Services, a division of McGraw Hill, Inc.

     "Subordinated Indebtedness" means the Company's 7% Convertible Subordinated Debentures due March 28, 2001 which are outstanding on the date of this Certificate of Terms.

     "Surviving Entity" means in connection with a consolidation, merger, conveyance or transfer described in Article VIII or in the definition of Change of Control, the Person (if other than the Company) referred to in clause (a) (ii) of Section 801(1).

     "United States Alien" means any person who is, for United States federal income tax purposes, as to the United States: (1) a foreign corporation; (2) a nonresident alien individual; (3) a nonresident alien fiduciary of a foreign estate or trust; or (4) a foreign partnership any member of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

     "Voting Shares" means stock of the class or classes having general voting power under ordinary circumstances to elect the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                           Exhibit B
                     Redemption Provisions

     The Notes are subject to redemption at the option of the Company, in whole (except as provided in Paragraph 4, below) or in part, upon not less than 30 nor more than 60 days' notice, as set forth below. The provisions of Article XI of the Indenture shall apply to any redemption described in Paragraphs 1, 2, 3 or 4 below.

     1.  Redemption after June 15, 2004.

     On or after June 15, 2004 the Notes will be subject to redemption at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to but not including the applicable Redemption Date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

     Year                          Percentage
     ----                          ----------
     2004. . . . . . . . . . . . . 105.000%
     2005. . . . . . . . . . . . . 103.333%
     2006. . . . . . . . . . . . . 101.667%
     2007 and thereafter . . . . . 100.000%

;provided, however, that if the notice of redemption is mailed prior to an Interest Payment Date but the Redemption Date falls after the same Interest Payment Date, then the applicable interest shall be paid on the Interest Payment Date and the accrued and unpaid interest to the Redemption Date shall be that interest accruing from the Interest Payment Date to the Redemption Date.

     2.  Makewhole Redemption.

     The Company may choose to redeem the Notes at any time prior to June 15, 2004 upon the terms and subject to the conditions set forth in this paragraph. The Company may redeem all or any portion of the Notes, at once or from time to time, after giving the required notice under the Indenture. To redeem the Notes prior to June 15, 2004, the Company must pay a Redemption Price equal to the greater of:

          (a) 100% of the principal amount of the Notes to be redeemed, and

          (b) the sum of the present values of (i) the Redemption Price of the Notes at June 15, 2004 (such Redemption Price being 105%, as set forth in Paragraph 1 of this Exhibit B to the Certificate of Terms) and (ii) any interest due on the Notes through June 15, 2004, in each case discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Makewhole Rate plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, to the Redemption Date; provided, however, that if the notice of redemption is mailed prior to an Interest Payment Date but the Redemption Date falls after the same Interest Payment Date, then the applicable interest shall be paid on the Interest Payment Date and the accrued and unpaid interest to the Redemption Date shall be that interest accruing from the Interest Payment Date to the Redemption Date.

     Any notice to Holders of Notes of such a redemption needs to include the appropriate calculation of the Redemption Price, but does not need to include the Redemption Price itself. The actual Redemption Price, calculated as described above, must be set forth in an Officers'
Certificate delivered to the Trustee no later than two business days prior to the Redemption Date.

     3. Equity Clawback.

     At any time and from time to time, prior to June 15, 2002, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings, at a Redemption Price equal to 110% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Redemption Date; provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes remains outstanding; provided, however, that if the notice of redemption is mailed prior to an Interest Payment Date but the Redemption Date falls after the same Interest Payment Date, then the applicable interest shall be paid on the Interest Payment Date and the accrued and unpaid interest to the Redemption Date shall be that interest accruing from the Interest Payment Date to the Redemption Date. Any such redemption shall be made within 75 days of such Public Equity Offering upon not less than 30 nor more than 60 days' prior notice.

     4. Tax Redemption

     (a) The Company may redeem the Notes at its option as a whole at any time, upon provision of notice in compliance with Sections 106 and 1104, at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued interest to the Redemption Date and Additional Amounts, if any, if the Company determines that:

          (1) as a result of any change in or amendment to the laws affecting taxation (or any regulations or rulings promulgated thereunder) of the United States, or any of its political subdivisions, or any change in the official application or interpretation of such laws, regulations or rulings, the Company has or will become obligated to pay Additional Amounts with respect to the Notes or

          (2) any action (including any of those specified in (1) above) has been taken by any taxing authority of, or any action has been brought in a court of competent jurisdiction in, the United States, whether or not such action was taken or brought with respect to the Company, or any change, amendment, application or interpretation shall be officially proposed on or after the initial issue date of the Notes, which in any such case, in the written opinion of independent legal counsel of recognized standing, results in a substantial probability that the Company will be required to pay Additional Amounts with respect to the Notes and, in the case of (1) and (2) above, such obligation cannot be avoided by the Company taking reasonable measures available to it which do not require undue effort or expense.

     (b) All payments of principal of, premium, if any, and interest on the Notes will be made without deduction or withholding for or on account of any present or future tax, assessment or other governmental charge, of whatever nature, imposed or levied by or within the United States or by or within any political subdivision or taxing authority thereof or therein, except as required by law. The Company will pay such additional amounts ("Additional Amounts") as may be necessary so that every net payment on the Notes to a Holder thereof who is a United States Alien, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon such Holder, or by reason of the making of any such payment, by or within the United States, or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note to be due and payable; provided that the Company shall not be required to make any payment of Additional Amounts for or on account of:

          (1) any tax, assessment or other governmental charge which would not have been imposed but for (A) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been present therein, being or having been a citizen or resident thereof, being or having been engaged in a trade or business therein, or having or having had a permanent establishment therein, (B) the failure of such Holder to comply with any certification, identification or information reporting requirements under the income tax laws and regulations of the United States, without regard to a tax treaty, or of any political subdivision or taxing authority thereof or therein, to establish entitlement to an exemption from withholding as a United States alien or (C) in cases where presentation is required for payment, the presentation of such Note or interest coupon for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever occurs later;

          (2) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge;

          (3) any tax, assessment or other governmental charge which is payable other than by withholding from payments of principal of, premium, if any, or interest on the Notes;

          (4) any tax, assessment or other governmental charge imposed by reason of such Holder's past or present status as a personal holding company, foreign personal holding company, passive foreign investment company, controlled foreign corporation or foreign tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax, as each of these is defined for United States Federal income tax purposes;

          (5) any tax, assessment or other governmental charge which is required to be withheld by any paying agent from payments of principal of, premium, if any, or interest on the Notes if such payment can be made without such withholding by at least one other paying agent;

          (6) any tax, assessment or other governmental charge imposed by reason of such Holder's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of Capital Stock or by reason of such Holder being a controlled foreign corporation with respect to the Company; or

          (7) any combination of items (1), (2), (3), (4), (5) or (6);

nor shall Additional Amounts be paid to any Holder who is not the beneficial owner of such Note to the extent that the beneficial owner thereof would not have been entitled to payment of such Additional Amounts had such beneficial owner been the Holder of such Note.

     (c) Notwithstanding anything in this Certificate of Terms or the Indenture to the contrary, the Company's obligation to pay Additional Amounts under the circumstances described in, and pursuant to the terms and limitations of, Article XIII of the Indenture and this Section 4 of Exhibit B in this Certificate of Terms is not subject to defeasance of any kind under Article Four or Section 1015.

                           Exhibit C
                           Covenants


SECTION 803. Additional Provisions.

     In addition to the provisions set forth in Section 801:

     (a) The Company shall not consolidate with or merge into any other corporation or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person unless immediately after giving effect to such transaction (and treating any Indebtedness not previously an obligation of the Company or a Subsidiary which becomes the obligation of the Company or any of its Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), the Company (in the case of clause (i) of Section 801(1) of the Indenture) or the Surviving Entity (in the case of clause (ii) thereof) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness or Refinancing Indebtedness) pursuant to Section 1011.

     (b) Notwithstanding the foregoing, if the Company effects a consolidation, merger or sale, conveyance, assignment, transfer, lease or other disposition of assets, the condition set forth in clause (a) above shall not apply to a transaction involving a Surviving Entity which is otherwise subject to the foregoing provisions if (i) the Surviving Entity
(1) was formed for the purpose of effecting such transaction, (2) did not engage in any business prior to such transaction, (3) immediately prior to such transaction had no Indebtedness or liabilities, contingent or otherwise, of any kind whatsoever, (4) immediately after such transaction had no additional "Indebtedness" or "liabilities", contingent or otherwise, of any kind whatsoever and (5) immediately after such transaction was engaged in the same business as the Company was engaged in immediately prior to such transaction and (ii) the holders of the outstanding Voting Shares of the Company immediately prior to the transaction own, directly or indirectly, the outstanding Voting Shares of the Surviving Entity immediately after the transaction in substantially the same proportion as before the transaction.

SECTION 1009.  Limitations on Liens.

     (a) The Company will not, and will not permit any Subsidiary to, create, assume, incur or suffer to be created, assumed or incurred any Lien upon any of their respective assets without making effective provision whereby all the Notes shall be directly secured equally and ratably with the Indebtedness or other obligations secured by such Lien, so long as any such Indebtedness or other obligations shall be so secured, except for (i) Permitted Liens and (ii) Liens securing an aggregate amount of Indebtedness, which together with the aggregate value of Sale and Leaseback Transactions permitted by the provisions of Subsection (b) of
Section 1010 hereof (other than such transactions in which debt has been retired in accordance with the provisions of Subsection (b) of Section
1010 hereof), does not at the time exceed 5% of Adjusted Consolidated
Assets.

     (b) The Certificate of a Firm of Independent Public Accountants shall be conclusive evidence as to the amount, at the date specified in such Certificate, of Adjusted Consolidated Assets.

SECTION 1010.   Limitation on Sale and Leaseback Transactions.

     (a) The Company will not sell or transfer, in any transaction or series of related transactions, any assets with an aggregate fair market value of $10 million or more relating to Food-Related Business, to any Person
(other than a Subsidiary) with the intention of taking back a lease of such assets (any transaction or series of transactions subject to the provisions of this Section 1010 being herein referred to as a "Sale and Leaseback Transaction"), except a Sale and Leaseback Transaction for a period of less than three years with the intent that the use of the assets by the Company will be discontinued on or before the expiration of such period.

     (b) The Company may enter into a Sale and Leaseback Transaction which would otherwise be prohibited by Subsection (a) of this Section 1010, provided, that (i) the Company shall apply an amount equal to the value of the assets subject to the Sale and Leaseback Transaction (A) to build or purchase capital assets used in the Company's business or (B) to retire long-term Indebtedness for money borrowed (including the Notes) of the Company or (ii) the value thereof plus the aggregate Indebtedness permitted to be secured under the provisions of clause (ii) of Subsection
(a) of Section 1009 does not at the time exceed 5% of Adjusted Consolidated Assets.

     (c) The term "value" shall, for the purpose of this Section 1010 and
Section 1009(a), mean, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale of the property leased pursuant to such Sale and Leaseback Transaction or (ii) the Fair Market Value of such property at the time of entering into such Sale and Leaseback Transaction, in each such case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

     (d) The Certificate of a Firm of Independent Public Accountants shall be conclusive evidence as to the amount, at the date specified in such Certificate, of Adjusted Consolidated Assets.

SECTION 1011.  Limitation on Indebtedness.

     (a) The Company shall not, and shall not permit any Subsidiary to, create, incur, assume, or guarantee the payment of any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness or Refinancing Indebtedness, unless after giving effect to such event on a pro forma basis the Company's Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period, is not less than 2.0 to 1. For the purposes of determining any particular amount of Indebtedness, there shall not be included the amount of any guarantees of (or obligations with respect to letters of credit supporting, or joint or joint and several obligations in respect of) Indebtedness, the amount of which is otherwise included.

     (b) For purposes of determining compliance with this Section 1011, (i) in the event that an item of Indebtedness meets the criteria of more than one of the clauses of the definition of Permitted Indebtedness or Refinancing Indebtedness, the Company, in its sole discretion, shall classify such item of Indebtedness and shall be required to include the amount and type of such Indebtedness in only one of such clauses and (ii) the amount of Indebtedness issued at a price which is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

SECTION 1012.  Limitation on Restricted Payments.

     (a) The Company shall not, directly or indirectly, (i) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem or retire for value, or permit any of its Subsidiaries, directly or indirectly, to so purchase, redeem or retire for value, any Capital Stock of the Company, other than through the issuance solely of the Company's own Capital Stock or rights thereto, (ii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to scheduled principal payment or maturity, Indebtedness of the Company (excluding Indebtedness of Subsidiaries) which is expressly subordinate in right of payment to the Notes or permit any of its Subsidiaries, directly or indirectly, to do so or (iii) make any loan to, incur, create, assume or suffer to exist any guarantee of Indebtedness of, or make advancement to, or other investment in, or permit any of its Subsidiaries to make any loan, incur, create, assume or suffer to exist any guarantee of Indebtedness of, or make advancement to, or other investment in, any Related Person of the Company (other than a Subsidiary of the Company) except for any transaction with an officer or director of the Company entered into in the ordinary course of business of the Company (including compensation or employee benefit arrangements with any officer or director of the Company) (such payments or any other actions described in (i), (ii) and (iii), collectively, "Restricted Payments") provided, that the term "Restricted Payment" shall not include the making of any principal payment on, or redemption, repurchase, defeasance or other acquisition or retirement for value, prior to scheduled principal payment or maturity, of (A) any of the Company's Subordinated Indebtedness existing at the date of the Indenture, February 15, 1994, as long as no such acquisition or retirement is made with the proceeds of Indebtedness which has a maturity date earlier than the existing Subordinated
Indebtedness being acquired or retired or (B) Indebtedness of the Company which is incurred after the date of the Indenture, February 15, 1994, and expressly subordinated in right of payment to the Notes if such acquisition or retirement is made with the proceeds of Indebtedness which is subordinate in right of payment to the Notes and has a maturity date no earlier than that of the latest maturity date of any Outstanding Notes.

     (b) The Company may make a Restricted Payment which would otherwise be prohibited by Subsection (a) of this Section 1012, provided, that (1) at the time of and after giving effect to the proposed Restricted Payment no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing, and (2) at the time of and after giving effect to the proposed Restricted Payment (the value of any such payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution), the aggregate amount of all Restricted Payments declared or made on or after January 1, 1994 shall not exceed the sum of (A) 50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on January 1, 1994 and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) plus (B) the aggregate proceeds received by the Company as capital contributions to the Company on or after January 1, 1994, or from the issuance and sale (other than to a Subsidiary) on or after January 1, 1994 of Capital Stock (excluding the issuance or sale of preferred stock that is mandatorily redeemable, or redeemable at the option of the holder of such preferred stock, in either case, prior to the Stated Maturity of the Notes (collectively, the "Disqualified Stock")) and any Indebtedness or other securities of the Company convertible into or exercisable for Capital Stock (other than Disqualified Stock) of the Company which has been so converted or exercised, as the case may be, plus
(C) $70 million; provided, however, that the foregoing provisions of this Subsection and Subsection (a) will not prevent the payment of any dividend within 60 days after the date of its declaration if at the date of declaration such payment would be permitted by such provisions.

SECTION 1013.  Transactions with Related Persons.

          The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Related Person (other than a Subsidiary) unless (i) such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction with an unrelated third party and (ii) (A) with respect to a transaction or series of related transactions involving aggregate payments in excess of $10 million but less than $20 million, the Company delivers an Officer's Certificate to the Trustee certifying that such transaction complies with clause (i) above and (B) with respect to a transaction or series of related transactions involving aggregate payments equal to or greater than $20 million, such transaction or series of related transactions is approved by a majority of the Board of Directors of the Company including the approval of at least two disinterested directors; provided that in the event that the Company has only one disinterested director a transaction or series of related transactions involving aggregate payments equal to or exceeding $20 million shall be approved by a majority of the Board of Directors of the Company including the approval of the disinterested director. Notwithstanding the foregoing, the restrictions set forth in the preceding sentence shall not apply to (y) any transaction with an officer or director of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of the Company) and (z) any transaction entered into in the ordinary course of business with a Subsidiary.

SECTION 1014.  Purchase of Notes upon a Change of Control Triggering Event.

     (a) In the event that there occurs at any time a Change of Control Triggering Event, each Holder of Notes shall have the right, at such Holder's option, to require the Company to purchase all or any part (in integral multiples of $1,000) of such Holder's Notes on the Purchase Date at a purchase price (the "Purchase Price") payable in cash of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Purchase Date, in accordance with the procedures set forth in Subsections
(b) and (c) of this Section.

     (b) Within thirty days following any Change of Control Triggering Event, the Company shall send by first-class mail, postage prepaid, to the Trustee and to each Holder of Notes, at his address appearing in the Debt Security Register, a notice stating:

         (1) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at the Purchase Price, together with such information as the Company deems relevant or as may be required to be disclosed pursuant to applicable securities or other laws regarding such Change of Control Triggering Event;

         (2) the Purchase Date;

         (3) the Purchase Price;

         (4) the place at which Notes are to be presented and surrendered for purchase; and

         (5) that interest accrued to the Purchase Date will be paid as specified in such notice and that, unless the Company shall default in payment of the Purchase Price, after the Purchase Date interest thereon will cease to accrue with respect to any Notes presented and surrendered for purchase.

     (c) Holders of Notes electing to have such Notes purchased will be required to surrender such Notes to the Company at the address specified in the notice by the close of business on the fifteenth day prior to the Purchase Date. Any such surrender of Notes for purchase by the Company shall be irrevocable. No Notes shall be deemed to have been presented and surrendered until such Notes are actually received by the Company or its designated agent. Holders of Notes whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

     (d) Notwithstanding anything to the contrary herein or in the Debt Securities of any series, the Company shall not be obligated to give notice to Holders of Debt Securities of any series or to purchase Debt Securities with respect to more than one Change of Control Triggering Event.

SECTION 1015.  Defeasance of Certain Obligations.

     The Company may omit to comply with any term, provision or condition set forth in Sections 803(a), 1009, 1010, 1011, 1012, 1013 and 1014 of
this Certificate of Terms and any such omission with respect to such Sections shall not be an Event of Default, in each case with respect to the Notes, provided, that the following conditions have been satisfied:

     (1) with respect to all Outstanding Notes not theretofore delivered to the Trustee for cancellation, the Company shall have deposited or caused to be deposited with the Trustee for the Notes as trust funds or obligations in trust an amount of cash, Government Obligations or a combination of cash and Government Obligations, in each case in an amount which, together with, as evidenced by a Certificate of a Firm of Independent Public Accountants delivered to such Trustee, the predetermined and certain income to accrue on any Government Obligations when due (without the consideration of any reinvestment thereof) is sufficient to pay and discharge when due the entire indebtedness on all such Outstanding Notes of such series for unpaid principal (and premium, if any) and interest to the Stated Maturity or any Redemption Date, as the case may be;

     (2) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

     (3) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit and no Event of Default under Section 501(6) or Section 501(7) of the Indenture or event which with the giving of notice or lapse of time, or both, would become an Event of Default under Section 501(6) or Section
501(7) of the Indenture shall have occurred and be continuing on the 91st day after such date;

     (4) the Company has delivered to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment
Company Act of 1940;

     (5) the Company has delivered to the Trustee an Opinion of Counsel stating that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

     (6) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the defeasance contemplated in this Section have been complied with.

All the obligations of the Company under the Indenture with respect to the Notes, other than with respect to Section 803(a) and Sections 1009 through 1014 hereof, shall remain in full force and effect. Anything in this
Section 1015 to the contrary notwithstanding, the Trustee for the Notes shall deliver or pay to the Company, from time to time upon Company Request, any money or Government Obligations held by it as provided in this Section 1015 which, as expressed in a Certificate of a Firm of Independent Public Accountants delivered to such Trustee, are in excess of the amount thereof which would then have been required to be deposited for the purpose for which such money or Government Obligations were deposited or received, provided such delivery can be made without liquidating any Government Obligations.

                           EXHIBIT D
                      Form of Global Note

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

This Debt Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary, unless and until this Debt Security is exchanged in whole or in part for Debt Securities in definitive form.

Note No. _____                                        $200,000,000
               CHIQUITA BRANDS INTERNATIONAL, INC.
                     10% SENIOR NOTE DUE 2009
                                                      CUSIP 170032AM8

     CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation
(herein called the "Company") which term includes any successor corporation under an Indenture hereinafter referred to, for value received, hereby promises to pay to Cede & Co. or registered assigns upon presentation and surrender of this Senior Note the principal sum of TWO HUNDRED MILLION DOLLARS (U.S. $200,000,000) on June 15, 2009, and to pay interest thereon on December 15, 1999 and thereafter on June 15 and December 15 in each year, accruing from June 22, 1999 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at the rate of 10% per annum, until the principal hereof is paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Senior Note (or one or more Predecessor Debt Securities) is registered at the close of business on a Regular Record Date for such interest which shall be the June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for, and interest on such Defaulted Interest at the then applicable interest rate borne by the Senior Notes, to the extent lawful, shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the Person in whose name this Senior Note (or one or more Predecessor Debt Securities) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such Defaulted Interest, notice whereof shall be given to Holders of Senior Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Senior Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Payment of the principal of (and premium, if any) and interest on this Senior Note will be made at the office or agency of the Company maintained for that purpose in Cincinnati, Ohio, or at such other office or agency of the Company as may be maintained for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Interest shall be computed on the basis of a 360-day year of four 90-day quarters or twelve 30-day months.

     This Senior Note (as defined herein) is one of a duly authorized issue of Senior Debt Securities of the Company (herein called the "Debt Securities") of the series hereinafter specified, which series is limited (except as otherwise provided in the Indenture referred to below) in aggregate principal amount to $275,000,000, all such Debt Securities issued and to be issued under the Indenture dated as of February 15, 1994, between the Company and Fifth Third Bank (f/k/a The Fifth Third Bank), as trustee (herein called the "Trustee," which term includes any successor Trustee under the Indenture), as supplemented by a First Supplemental Indenture dated as of June 15, 1994, a Second Supplemental Indenture dated as of July 15, 1996, a Third Supplemental Indenture dated as of June 15, 1999 and by Board Resolutions dated February 8, 1994, July 23, 1996 and June 22, 1999 (herein called the "Indenture"), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the rights and limitations of rights thereunder of the Holders of the Debt Securities and of the rights, duties, obligations and immunities and the Company and the Trustee for each series of Debt Securities, and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered. As provided in the Indenture, the Debt Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, in various authorized denominations, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different sinking funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided or permitted. This Senior Note is one of a series of Debt Securities designated in the Indenture as 10% Senior Notes due 2009 (the "Senior Notes"). This Senior Note represents the $200,000,000 aggregate principal amount of Senior Notes initially issued on June 22, 1999.

     The Indenture contains provisions for defeasance at any time of (a) the entire principal amount of all of the Debt Securities and (b) certain restrictive covenants and certain Events of Default, in each case upon compliance with certain conditions set forth therein.

     The Senior Notes are subject to redemption at the option of the Company, in whole (except as provided in paragraph (c), below) or in part, upon not less than 30 nor more than 60 days' notice, as set forth below and as further described in the Indenture.

        (a) On or after June 15, 2004 the Senior Notes are subject to redemption at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to but not including the applicable redemption date (subject to the right of Holders of record on relevant record dates to receive interest due on an Interest Payment Date), if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

     Year                              Percentage
     ----                              ----------
     2004                               105.000%
     2005                               103.333%
     2006                               101.667%
     2007 and thereafter                100.000%

        (b) Prior to June 15, 2004, the Senior Notes are subject to redemption at a redemption price equal to the greater of: (i) 100% of the principal amount of the Senior Notes to be redeemed, or (ii) a discounted present value, calculated as specified in the Indenture, of the sum of the principal that would have been payable upon redemption on June 15, 2004, as set forth in the preceding paragraph, and any interest that would have accrued from the redemption date through June 15, 2004, together with accrued interest to the redemption date (subject to the right of Holders of record on relevant record dates to receive interest due on an Interest Payment Date).

        (c) Prior to June 15, 2002, up to a maximum of 35% of the original aggregate principal amount of the Senior Notes is subject to redemption with the proceeds of one or more underwritten public equity offerings by the Company of its common stock, as provided in the Indenture, at a redemption price equal to 110% of the principal amount of the Senior Notes together with accrued interest to the redemption date (subject to the right of Holders of record on relevant record dates to receive interest due on an Interest Payment Date), provided that after giving effect to the redemption, at least 65% of the original aggregate principal amount of Senior Notes remains outstanding.

        (d) The Senior Notes may be redeemed, as a whole but not in part, at any time if, as a result of a change in tax laws, tax treaties or tax regulations, the Company would be required to pay Additional Amounts, as described in the Indenture.

     If less than all of the Senior Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed by lot.

     If a Change of Control Triggering Event occurs at any time, each Holder of the Senior Notes shall have the right to require that the Company purchase such Holder's Senior Notes in whole or in part in integral multiples of $1,000 at a purchase price in cash in an amount equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Purchase Date.

     In the case of a purchase of Senior Notes in connection with a Change of Control Triggering Event, interest accrued to the Purchase Date will be paid as specified in a notice from the Company and, unless the Company shall default in payment of the Purchase Price, after the Purchase Date interest will cease to accrue with respect to any Senior Notes presented and surrendered for purchase.

     If an Event of Default with respect to the Senior Notes shall occur and be continuing, there may be declared due and payable in the manner and with the effect provided in the Indenture the principal of this Senior Note, plus all accrued and unpaid interest to and including the date the Senior Notes become due and payable.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of any series of Debt Securities under the Indenture at any time by the Company and the Trustee of any series of Debt Securities with the consent of the Holders of more than 50% in the aggregate principal amount of the Outstanding Debt Securities of each series of Debt Securities to be affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Debt Securities of any series at the time Outstanding, on behalf of the Holders of all the Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences with respect to such series. Any such consent or waiver by or on behalf of the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Senior Note.

     No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Senior Note at the times, place and rate herein prescribed.

     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Senior Note is registrable on the Debt Security Register of the Company, upon surrender of this Senior Note for registration of transfer at the office or agency of the Company maintained for such purpose in Cincinnati, Ohio or at such other office or agency of the Company as may be maintained for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Debt Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Senior Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     The Senior Notes are issuable only in registered form without coupons; beneficial owners may hold denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Senior Notes are exchangeable for a like aggregate principal amount of Senior Notes of a like tenor and of a different authorized denomination, as requested by the Holder or beneficial owner surrendering the same.

     No service charge shall be made to the Holders for any registration of transfer or exchange or redemption of Senior Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to and at the time of due presentment of this Senior Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner hereof for all purposes, whether or not this Senior Note be overdue, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.

     All terms used in this Senior Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

     This Senior Note shall be governed by and construed in accordance with the laws of the State of New York.

     Unless the certificate of authentication hereon has been duly executed by the Trustee by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.


Dated: June 22, 1999

                              CHIQUITA BRANDS INTERNATIONAL, INC.


[Corporate Seal]              ____________________________________
                              Gerald R. Kondritzer
                              Vice President and Treasurer

Attest:

__________________________
Barbara M. Howland
Assistant Secretary


CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of the series designated herein described in the within mentioned Indenture.

FIFTH THIRD BANK, as Trustee

By:____________________________
    Authorized Officer

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR
OTHER IDENTIFYING NUMBER OF ASSIGNEE

_____________________________________________________________________________
                   Please print or typewrite name and address
                     including postal zip code of assignee

_____________________________________________________________________________
the within Senior Note of Chiquita Brands International, Inc. and does hereby irrevocably constitute and appoint____________________________________ to transfer the said Senior Note on the books of the Company, will full power of substitution in the premises.

Dated:_________________________________

                                   ____________________________________
                                   NOTICE:  The signature to this
                                   assignment must correspond with
                                   the name as written upon the
                                   face of the within instrument
                                   in every particular, without
                                   alteration or enlargement or
                                   any change whatever.